Exhibit 99

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
Wyeth	Wyeth
(973) 660-5218	(973) 660-5340

Wyeth Does Not Endorse Below-Market Offer by TRC for Up to 0.15 Percent of Wyeth’s Stock

Madison, N.J., November 30, 2006 — Wyeth (NYSE: WYE) announced today that it has been notified of an unsolicited mini-tender offer made by TRC Capital Corporation (TRC), a private Canadian investment company. Wyeth has received a copy of the Offer to Purchase documents, dated November 22, 2006, pursuant to which TRC has offered to purchase from Wyeth stockholders up to 2,000,000 shares, or approximately 0.15 percent, of Wyeth’s outstanding common stock. The offer price of $47.00 per share represents a 3.45 percent discount to the $48.68 closing price for Wyeth stock on the New York Stock Exchange (NYSE) on November 21, 2006, the day before the date of the Offer to Purchase documents.

Wyeth does not recommend or endorse this unsolicited offer, and Wyeth is not affiliated with TRC, the offer or the Offer to Purchase.

Wyeth is one of many companies that TRC has targeted for a mini-tender. These offers seek less than 5 percent of a company’s stock and avoid many disclosure and procedural requirements under U.S. federal securities laws.

The Securities and Exchange Commission (SEC) has issued an investor alert regarding mini-tender offers on its Web site at http://www.sec.gov/investor/pubs/minitend.htm. The SEC states in its alert that mini-tender offers “have been increasingly used to catch investors off guard” and that investors “may end up selling their securities at below-market prices.” Wyeth stockholders are urged to review the SEC’s “Tips for Investors” regarding mini-tender offers and to consult their own brokers or financial advisors before selling their shares under the terms of the TRC offer. Based on the Offer to Purchase, Wyeth stockholders who already have tendered shares in the offer are entitled to withdraw their shares prior to the expiration of the offer, which currently is scheduled for 12:01 a.m., eastern time, on Friday, December 22, 2006.

Wyeth would like to make broker-dealers and other market participants, who may disseminate the offer, aware of (1) the SEC’s recommendations to broker-dealers in these circumstances, which can be found at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm; and (2) Information Memo Number 01-27 issued by the NYSE on September 28, 2001 regarding the dissemination of mini-tender offer materials, which can be found under the “Information for Market Professionals — Information Memos” tab at http://www.nyse.com/. Wyeth requests that broker-dealers and other market professionals include a copy of this press release with all distributions of materials relating to TRC’s mini-tender offer.

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and nonprescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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